                                                                    EXHIBIT 23.5

                       CONSENT OF WHEAT FIRST SECURITIES

         We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Triangle Bancorp, Inc., included as Appendix C to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Joint Proxy Statement-Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     /s/ WHEAT FIRST SECURITIES

                                                     WHEAT FIRST SECURITIES

Richmond, Virginia
Date:  December 6, 1999